Exhibit 4.1

In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule setting forth details in which the omitted executed warrants differ from the form of warrant that follows:

Warrantholder	Number of Shares	Milestone
Clarus IV Galera Royalty AIV, L.P.	293,686	New Milestone
Clarus IV Galera Royalty AIV, L.P.	256,975	Fourth Milestone

Execution Version

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Galera Therapeutics, Inc., a Delaware corporation (the “Company”)
Number of Shares:	[•], subject to adjustment in accordance with Section 2 below
Class of Stock:	Common Stock of the Company, par value $0.001 per share (the “Common Stock”)
Warrant Price:	$13.62 per share
Issue Date:	May 11, 2020
Purchase Agreement:

This Warrant is issued in connection with the Warrant Purchase Agreement, dated as of May 11, 2020 (the “Purchase Agreement”), by and between the Company and Clarus IV Galera Royalty AIV, L.P. (“Clarus”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, including, without limitation, the mutual promises contained in the Purchase Agreement and the Royalty Purchase Agreement (as defined in the Purchase Agreement), Clarus (together with any registered holder from time to time of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of Common Stock (the “Shares”) at the Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Purchase Agreement.

Section 1.	Exercise.

1.1Method of Exercise. Holder may exercise this Warrant in whole or in part beginning on the Initial Exercise Date by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased. For purposes of this Warrant, the “Initial Exercise Date” shall mean the

[New]/[Fourth] Milestone Closing Date (as defined in the Royalty Purchase Agreement (as amended and may be amended from time to time, the “Royalty Purchase Agreement”), which is as defined in the Purchase Agreement), provided, however, that this Warrant will not become exercisable and will terminate in its entirety if the payment of the [New]/[Fourth] Milestone has not occurred in accordance with Section 1.5(b) of the Royalty Purchase Agreement and the Company complied with such Section 1.5(b) and was prepared to consummate the related Milestone Closing in accordance therewith.

1.2Conversion Right. The Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, and delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I, to the principal office of the Company (such date, the “Cashless Exercise Date”).  In the event of an exercise pursuant to this Section 1.2, the number of Shares issued to the Holder shall be determined according to the following formula:

X =	Y(A-B)
A

Where:	X=	the number of Shares that shall be issued to the
Holder;

Y=

the number of Shares for which this Warrant is being exercised (which shall include both the number of Shares issued to the Holder and the number of Shares subject to the portion of the Warrant being cancelled in payment of the Warrant Price);

	A=	the Fair Market Value (as defined below) of one share of Common Stock; and

	B=	the Warrant Price then in effect.

The “Fair Market Value” per share of Common Stock shall be determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing price per share as of the Trading Day immediately preceding the Cashless Exercise Date, (b) if the Common Stock is not then listed or quoted on a Trading Market but is listed or quoted for trading on OTCQB or OCTQX, the last sold price reported for the Trading Day immediately preceding the Cashless Exercise Date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market or OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported on the Trading Day immediately preceding the Cashless Exercise Date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company

For purposes of this Warrant, “Trading Day” means a day on which the principal Trading Market for the Common Stock is open for trading, and if the Common Stock is not listed for trading on a Trading Market, then Trading Day shall mean Business Day.

For purposes of this Warrant, “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Stock Market, the New York Stock Exchange, or any successors to any of the foregoing.

For the purpose of this Warrant, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

1.3No Net Cash Settlement.  In no event shall the Company be required to net cash settle an exercise of this Warrant.

1.4Delivery of Shares and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder (a) the acquired Shares in book-entry form and (b) upon surrender of this Warrant, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant exercisable for the number of shares of Common Stock remaining available for purchase under this Warrant.

1.5Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6	Treatment of Warrant Upon Acquisition of Company.

(a)“Acquisition”.  For the purpose of this Warrant, “Acquisition” means, directly or indirectly, in one or more related transactions, (i) any sale, license, or other disposition of all or substantially all of the assets of the Company, or (ii) any reorganization, consolidation, merger or other business combination (either in one transaction or a series of related transactions) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

(b)Treatment of Warrant at Acquisition. Holder agrees that, in the event of an Acquisition under Section 1.5(a), upon the written request of the Company, either (i) Holder shall exercise its conversion or purchase right under this Warrant for all Shares for which it is then exercisable (and where the holders of Common Stock have the right to make an election as to the type of consideration to be received in the Acquisition, the Holder will make such an election at the time of providing the notice of exercise) and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition.  The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) Business Days prior to the closing of the proposed Acquisition.

(c)Notwithstanding anything to the contrary in Section 1.6(b) above, in the event that (i) the Holder shall not have delivered to the Company an affirmative election pursuant to Section 1.6(b) above and (ii) the fair market value of the consideration payable per Share (or other security issuable upon the exercise hereof) in such Acquisition is greater than the Warrant Price in effect on the closing date thereof, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it is then exercisable and that shall not previously have been exercised or converted, and the Company (or any successor thereto in such Acquisition) shall promptly deliver such consideration to the Holder.  For the avoidance of doubt, the Holder shall not be required to surrender this Warrant or deliver any notice in connection with such automatic exercise.

1.7Holder’s Exercise Limitation. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1.8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1.7 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.8, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(f), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1.8 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.8 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 2.	Adjustments to the Shares.

2.1Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in shares of Common Stock, or other securities of the Company, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the shares of Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the

Warrant Price shall be proportionately decreased.  If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.  Any adjustment made pursuant to the first sentence of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend, and any adjustment pursuant to the second and third sentences of this paragraph shall become effective immediately after the effective date of such subdivision,  combination or reclassification.

2.2Reclassification, Exchange, Combinations or Substitution. Upon any changes in the Common Stock by reason of recapitalizations, reclassifications, exchanges, substitutions, combinations, reorganizations, liquidations or similar transactions, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than in connection with an Acquisition), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such event.  The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or other organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issuance, or sale of its securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section 2 against impairment.

2.4Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the Fair Market Value of a full Share.

2.5Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Principal Financial Officer or Principal Executive Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

Section 3.	Representations and Covenants of the Company.

3.1Representations and Warranties. The Company represents and warrants and covenants to Holder as follows: All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and restrictions on transfer except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of any of its stock; (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder: (1) at least 10 Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) above; and (2) in the case of the matters referred to in (b) and (c) above at least 10 Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).  In addition,  the Company shall give Holder notice within one Business Day of receipt by the Company of a delisting determination letter from the national securities exchange on which the Company’s Common Stock is then traded.  Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

3.3No Shareholder Rights. Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

Section 4.	Representations and Warranties of the Holder.

The Holder represents and warrants to the Company as follows:

4.1Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act.  Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2Disclosure of Information.  The Holder has received or has had full access to all the information about the Company it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  The Holder further has had a full opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3Investment Experience.  The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5The Securities Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6Compliance with Purchase Agreement. The Holder agrees to be bound by, and comply with the terms and conditions of, Article IV of the Purchase Agreement as if the Holder were a party thereto, and the Holder’s acceptance of this Warrant shall be treated as a counterparty signature to the Purchase Agreement for such purpose.

Section 5.	Miscellaneous.

5.1Term. This Warrant is exercisable in whole or in part at any time and from time to time beginning on the Initial Exercise Date and ending on the sixth (6th) anniversary of the Initial Exercise Date (the “Expiration Date”).

5.2Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE

AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3Authorized Shares.

(a)The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(b)Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.

5.4Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any “affiliate” (as such term is defined in Regulation D promulgated under the Securities Act) of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

5.5Transfer Procedure. Clarus (and any Clarus Affiliate to which all or part of this Warrant is transferred pursuant to this Section 5.5) may transfer all or part of this Warrant to one or more of its affiliates subject to compliance, and in accordance, with Section 5.4 (each, a “Clarus Affiliate”) by execution of an Assignment substantially in the form of Appendix 2.  Subject to the provisions of Section 5.4, any Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, (i) such transferee agrees in writing to be bound by the terms of this Warrant (ii) Clarus, the Clarus Affiliate(s) or any subsequent Holder will give the Company written notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and (iii) the transferor will surrender this Warrant to the Company for reissuance to the transferee(s) (and the transferor if applicable).

5.6Automatic Exercise. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it is then exercisable, and the Company shall promptly deliver in book-entry form the Shares (or such other securities) issued upon such conversion to the Holder.  For the avoidance of doubt, the Holder shall not be required to surrender this Warrant or deliver any notice in connection with such automatic exercise.

5.7No Status as a Stockholder. Holder, in the capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Holder’s capacity as a holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Holder is then entitled to receive upon the due exercise of this Warrant.

5.8Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  Effective upon receipt of the fully executed Warrant and the initial transfer described in Section 5.5 above, all notices to the Holder and the Company shall be addressed as follows until the Company or the Holder, as applicable, receives notice of a change of address in connection with a transfer or otherwise:

If to Holder:

101 Main Street,

Cambridge, MA  02142

Attention:  [***]

Telephone:  [***]

email:  [***]

with a copy (which will not constitute notice) to:

Blackstone Life Sciences – Legal Department

101 Main Street

Suite 1210

Cambridge, MA  02142
Attention:  [***]
Telephone: [***]
email:  [***]

and

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA  94304-1018
Attention:  [***]
Telephone:  [***]
email:  [***]

If to the Company:

Galera Therapeutics, Inc.

2 West Liberty Boulevard, Suite 110

Malvern, PA  19355

Attention: Chief Executive Officer

Telephone:  (610) 725-1500

email:  [***]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD  21202

Attention:  [***]

Telephone:  [***]

email:  [***]

5.9Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.10Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.11Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a

Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

5.12Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.13Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof (whether of the State of New York or any other jurisdiction) which would result in the application of the laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.14Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.15Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

GALERA THERAPEUTICS, INC.
By:__________________________________________ Name: J. Mel Sorensen, M.D. Title: President and Chief Executive Officer

Agreed and Accepted by the undersigned Holder:

CLARUS IV GALERA ROYALTY AIV, L.P.

By: Clarus IV GP, L.P.,

its General Partner

By: Clarus IV GP, LLC,

its General Partner

By:__________________________________________

Name:

Title:

[Warrant Signature Page]

APPENDIX 1

NOTICE OF EXERCISE

Holder elects to purchase             shares of the common stock of Galera Pharmaceuticals, Inc., par value $0.001 per share (the “Common Stock”), pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

Holder elects to convert the attached Warrant into shares of Common Stock in the manner specified in the Warrant. This conversion is exercised for             of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

Please issue in book-entry form the shares of Common Stock in the name specified below:

Holders Name

(Address)

By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Holder hereby sells, assigns and transfers unto

[Name:	[CLARUS TRANSFEREE]
Address:

Tax ID:		]

that certain Warrant to Purchase Stock issued by Galera Pharmaceuticals, Inc. (the “Company”), on May 11, 2020 (the “Warrant”) together with all rights, title and interest therein.

HOLDER:

By:
Name:
Title:
Date:

By its execution below, and for the benefit of the Company, [CLARUS TRANSFEREE] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof and agrees to be bound by the terms and conditions of Article IV of the Purchase Agreement as if the undersigned were a party thereto.

[CLARUS TRANSFEREE]

By:
Name:
Title: